Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2018

Third Quarter Highlights

•
Purchased $64.4 million of re-performing mortgage loans ("RPLs") and $1.4 million non-performing mortgage loans ("NPLs") with an aggregate unpaid principal balance (“UPB”) of $70.9 million and underlying collateral value of $106.1 million; and originated $4.8 million of small-balance commercial mortgage loans ("SBCs").

•	Interest income of $27.4 million; net interest income of $14.1 million.

•	Net income attributable to common stockholders of $6.6 million.

•	Basic earnings per share (“EPS”) of $0.35.

•	Taxable income of $0.35 per share.

•	Book value per share of $15.61 at September 30, 2018.

•	Collected $55.8 million of cash from our portfolio and held $59.8 million of cash and cash equivalents at September 30, 2018.

New York, NY—November 6, 2018 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended September 30, 2018. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)
($ in thousands except per share amounts)

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Loan interest income(1,2)	$26,261	$26,158	$25,445	$24,231	$24,396
Total revenue(1,3)	$14,750	$14,777	$14,743	$13,797	$14,226
Consolidated net income(1)	$7,495	$8,213	$8,322	$6,638	$7,716
Net income per basic share	$0.35	$0.40	$0.41	$0.34	$0.41
Average equity(1)	$323,750	$319,815	$318,839	$302,482	$292,640
Average total assets(1)	$1,381,742	$1,362,843	$1,377,537	$1,230,026	$1,157,223
Average daily cash balance(4)	$40,674	$41,617	$51,540	$47,717	$43,666
Average carrying value of RPLs(1)	$1,177,586	$1,182,904	$1,199,638	$1,046,126	$998,692
Average carrying value of NPLs(1)	$38,237	$40,767	$40,593	$43,400	$44,919
Average carrying value of originated SBC loans	$11,439	$11,784	$11,629	$11,273	$8,427
Average asset level debt balance(1,5)	$948,893	$941,533	$961,853	$840,882	$791,377
____________________________________________________________

(1)
Reflects the impact of consolidating the assets, liabilities and non-controlling interest of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which is 50% and 37%, respectively, owned by third-party institutional investors.

(2)	Loan interest income excludes interest income from debt securities and bank account balances.

(3)	Total revenue includes net interest income, income from equity method investments and other income.

(4)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(5)	All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income decreased $0.7 million for the quarter ended September 30, 2018 compared to the quarter ended June 30, 2018, primarily due to the acceleration of deferred issuance costs of $0.8 million, or $0.04 per share, as a result of the call of our senior bonds from our Ajax Mortgage Loan Trust 2016-A and Ajax Mortgage Loan Trust 2016-B securitizations, as well as realized and unrealized losses for properties held for sale and impairments of our 2014 NPL loan pools, offset by lower operating expenses.

The weighted average yield on our loan portfolio increased to 8.84% compared to 8.74%, for the quarter ended June 30, 2018 resulting in a $0.4 million increase in interest income. The $0.4 million increase in interest income is net of the negative impact of $0.4 million in impairments recorded on our 2014 NPL loan pools. The $0.4 million in impairments were based on a reduction in forecasted cash flows that caused a 40 basis point drop in yield over the remaining life of the two loan pools. These two pools total approximately $24.4 million in remaining carrying value. Despite the impact of the impairments, net interest margin increased to 3.80% from 3.75% compared to the prior quarter.

Other income was lower for the quarter ended September 30, 2018 compared to the quarter ended June 30, 2018 due to lower Home Affordable Modification Program ("HAMP") fees received on HAMP eligible loans due to seasonal timing.

We recorded $0.9 million in impairments on our real estate owned ("REO") portfolio in real estate operating expense for the quarter ended September 30, 2018 as compared to $0.7 million for the quarter ended June 30, 2018. The increase is primarily attributable to certain properties in judicial foreclosure states that experienced longer than expected foreclosure timelines and significant damage during the foreclosure and eviction process.

We collected $55.8 million on our mortgage loan and REO portfolios through loan payments, loan payoffs and sales of REO during the quarter, and ended the third quarter with $59.8 million in cash and cash equivalents. Of the $55.8 million in cash collections, we received $19.4 million from loans paying the full amount of principal, past due interest and charges.

During the quarter ended September 30, 2018, we acquired $64.4 million of RPLs with an aggregate UPB of $69.2 million, and underlying collateral values of $103.8 million and we acquired $1.4 million of NPLs with an aggregate UPB of $1.7 million and underlying collateral values of $2.3 million. We originated six SBC loans with UPB of $4.8 million that represented 72.7% of the underlying collateral value of $6.7 million, and ended the quarter with $1,272.6 million of mortgage loans with an aggregate UPB of $1,449.8 million. Mortgage loans purchased during the third quarter and held as of quarter-end were on our consolidated Balance Sheet for a weighted average of nine days during the quarter. During the quarter, we also acquired two commercial properties, consisting of a ten-unit apartment building acquired for $1.6 million and a single-tenant commercial property acquired for $0.8 million.

During the quarter ended September 30, 2018, we closed on Ajax Mortgage Loan Trust 2018-C with institutional third parties on September 25, 2018 with an aggregate of $170.5 million senior securities, and $15.9 million of subordinated equity issued with respect to $227.4 million of mortgage loans. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 4.36% interest rate. We retained 5% of the senior securities, 63% of the subordinated securities and 63% of the equity certificates of the trust. The non-retained securities were issued to institutional third parties. As the primary beneficiary of the trust, we have included 2018-C in our consolidated financial statements at September 30, 2018.  As a result, we included 100% of the mortgages on our consolidated Balance Sheet in our mortgage loans account offset by a liability in secured borrowings of $167.9 million and equity of $6.7 million in non-controlling interest. We include the interest accretion and interest expense offset by the non-controlling interest in our consolidated Statements of Income. We recorded a deferred gain of $2.1 million on the transaction, which will be recognized over the life of the transaction through a reduction in the amount of non-controlling interest.

During the quarter ended September 30, 2018, we co-invested with a third-party institutional investor to acquire 20.0% of each class of Ajax Mortgage Loan Trust 2018-D ("2018-D"), which acquired 470 RPLs with UPB of $100.8 million and an aggregate property value of $149.1 million in two separate transactions. The first transaction consisted of a pool of 371 mortgage loans with UPB of $72.5 million which closed during the quarter ended September 30, 2018, and the second consisted of a pool of 99 mortgage loans with UPB of $28.3 million which closed in October, 2018. The senior securities represent 80% of the UPB of the underlying mortgage loans and carry a 3.75% interest rate. The remaining ownership interest in 2018-D was acquired by the third-party institutional investor. Based on the structure of the transaction we do not consolidate 2018-D under GAAP.

Portfolio Acquisitions
($ in thousands)

	September 30, 2018(1)	June 30, 2018	March 31, 2018	December 31, 2017(2)	September 30, 2017
RPLs
Count	271	64	87	1,211	109
UPB	$69,211	$15,549	$19,699	$241,309	$32,718
Purchase price	$64,428	$14,313	$17,566	$219,236	$26,645
Purchase price % of UPB	93.1%	92.1%	89.2%	90.9%	81.4%
NPLs
Count	11	—	—	—	—
UPB	$1,700	$—	$—	$—	$—
Purchase price	$1,431	$—	$—	$—	$—
Purchase price % of UPB	84.2%	—%	—%	—%	—%

____________________________________________________________

(1)	Includes the impact of 256 mortgage loans with a purchase price of $47.4 million and UPB of $52.8 million acquired through a 63% owned joint venture that we consolidate.

(2)
Includes the impact of 1,003 mortgage loans with a purchase price of $177.3 million and UPB of $194.3 million acquired in the fourth quarter of 2017 through a 50% owned joint venture that we consolidate.

The following table provides an overview of our portfolio at September 30, 2018 ($ in thousands):

No. of loans	6,858	Weighted average LTV(4)	86.2%
Total UPB	$1,449,800	Weighted average remaining term (months)	314
Interest-bearing balance	$1,355,022	No. of first liens	6,834
Deferred balance(1)	$94,779	No. of second liens	24
Market value of collateral(2)	$1,983,629	No. of rental properties	17
Price/total UPB(3)	81.7%	Market value of rental properties	$8,704
Price/market value of collateral	61.7%	Capital invested in rental properties	$8,245
Re-performing loans	96.1%	Price/market value of rental properties	94.7%
Non-performing loans	2.9%	No. of other REO	116
Originated SBC loans	1.0%	Market value of other REO(5)	$22,746
Weighted average coupon	4.49%

____________________________________________________________

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (52.8% of UPB), ARM (10.5% of UPB) and Hybrid ARM (36.7% of UPB) mortgage loans.

(4)	UPB as of September 30, 2018 divided by market value of collateral and weighted by the UPB of the loan.

(5)	Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events
Since quarter end we acquired 413 residential RPLs with aggregate UPB of $75.3 million in four transactions from four sellers for our own account. The RPLs were acquired at 89.3% of UPB and the estimated market value of the underlying collateral is $109.9 million. The purchase price equaled 67.3% of the estimated market value of the underlying collateral. In a joint venture with a third party institutional investor, we have also acquired 99 RPLs with aggregate UPB of $28.3 million from a single seller. The RPLs were acquired at 92.2% of UPB and the estimated market value of the underlying collateral is $45.6 million. The purchase price equaled 57.3% of the estimated market value of the underlying collateral.

Additionally, we agreed to acquire, subject to due diligence, 2,069 residential RPLs, four SBC RPLs and 486 NPLs with UPB of $561.1 million, $3.4 million and $105.0 million, respectively, in six transactions from six different sellers. The purchase price of the residential RPLs equals 91.0% of UPB and 55.0% of the estimated market value of the underlying collateral of $928.4 million. The purchase price of the SBC RPLs equals 100.0% of UPB and 65.0% of the estimated market value of the underlying collateral of $5.2 million. The purchase price of the NPLs equals 93.5% of UPB, 68.8% of the borrowers' total amount due and 57.5% of the estimated market value of the underlying collateral of $170.7 million. Some of these loans are expected to be acquired through joint ventures with institutional investors.

We also agreed to acquire three commercial properties for an aggregate purchase price of $10.0 million and collateral value of $10.0 million in three separate transactions from three different sellers.

On October 25, 2018, Oileus Residential Loan Trust called the subordinate debt securities held by the Company as investments. The debt securities were called at par value resulting in no gain or loss from the carrying value at September 30, 2018.
On October 30, 2018, our Board of Directors declared a dividend of $0.32 per share, to be paid on November 30, 2018 to common stockholders of record as of November 16, 2018.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, November 6, 2018 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and, to a lesser extent, NPLs. We also originate in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax Corp., including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2017 filed with the SEC on March 8, 2018. Great Ajax Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$27,416	$26,690	$25,591	$24,367
Provision for loan losses	(365)	—	—	—
Interest expense	(12,997)	(12,799)	(12,494)	(11,382)
Net interest income	14,054	13,891	13,097	12,985

Income from equity method investments	239	197	192	163
Other income	457	689	1,454	649
Total income	14,750	14,777	14,743	13,797

EXPENSE:
Related party expense - loan servicing fees	2,457	2,672	2,469	2,242
Related party expense - management fee	1,456	1,440	1,532	1,510
Loan transaction expense	(25)	35	355	214
Professional fees	482	506	609	856
Real estate operating expense	1,001	944	449	518
Other expense	964	965	991	871
Total expense	6,335	6,562	6,405	6,211
Loss on debt extinguishment	836	—	—	913
Income before provision for income tax	7,579	8,215	8,338	6,673
Provision for income tax	84	2	16	35
Consolidated net income	7,495	8,213	8,322	6,638
Less: consolidated net income attributable to non-controlling interests	937	692	657	454
Consolidated net income attributable to common stockholders	$6,558	$7,521	$7,665	$6,184
Basic earnings per common share	$0.35	$0.40	$0.41	$0.34
Diluted earnings per common share	$0.34	$0.37	$0.38	$0.33

Weighted average shares – basic	18,691,393	18,595,769	18,508,089	18,236,488
Weighted average shares – diluted	26,592,806	26,476,817	26,395,158	26,111,202

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

ASSETS	September 30, 2018	December 31, 2017
	(Unaudited)
Cash and cash equivalents	$59,758	$53,721
Cash held in trust	45,527	27,041
Mortgage loans, net(1,4)	1,272,644	1,253,541
Property held-for-sale, net(2)	20,463	24,947
Rental property, net	8,080	1,284
Investments at fair value	51,751	6,285
Receivable from servicer	13,106	17,005
Investments in affiliates	8,737	7,020
Prepaid expenses and other assets	12,410	4,894
Total assets	$1,492,476	$1,395,738

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$631,207	$694,040
Borrowings under repurchase transactions	420,461	276,385
Convertible senior notes, net(3)	103,162	102,571
Management fee payable	777	750
Accrued expenses and other liabilities	4,704	4,554
Total liabilities	1,160,311	1,078,300

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 18,856,601 shares at September 30, 2018 and 18,588,228 shares at December 31, 2017 issued and outstanding	189	186
Additional paid-in capital	258,854	254,847
Treasury stock	(232)	—
Retained earnings	40,518	35,556
Accumulated other comprehensive income/(loss)	(203)	(233)
Equity attributable to stockholders	299,126	290,356
Non-controlling interests(5)	33,039	27,082
Total equity	332,165	317,438
Total liabilities and equity	$1,492,476	$1,395,738
___________________________________________________________

(1)
Mortgage loans, net include $914.2 million and $996.2 million of loans at September 30, 2018 and December 31, 2017, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $0.4 million and $0 of allowance for loan losses at September 30, 2018 and December 31, 2017, respectively.

(2)	Property held-for-sale, net, includes valuation allowances of $2.0 million and $1.8 million at September 30, 2018 and December 31, 2017, respectively.

(3)	Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)
As of September 30, 2018, balances for Mortgage loans, net includes $338.7 million and Secured borrowings, net of deferred costs includes $237.0 million from the 50% and 63% owned joint ventures. As of December 31, 2017, balances for Mortgage loans, net includes $177.1 million and Secured borrowings, net of deferred costs includes $88.4 million from the 50% owned joint venture, all of which we consolidate under U.S. GAAP.

(5)
Non-controlling interests includes $19.9 million at September 30, 2018, from the 50% and 63% owned joint ventures. Non-controlling interests includes $14.0 million at December 31, 2017, from a 50% owned joint venture, all of which we consolidate under U.S. GAAP.